SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 30, 2005

Games, Inc.

(Exact name of Registrant as specified in its Charter)

Delaware	000-33345	75-2926440
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

425 Walnut Street, Suite 2300, Cincinnati, Ohio  45202

(Address of principal executive offices)   (Zip Code)

Registrant’s telephone number, including area code:  (513) 721-3900

N/A

(Former name or former address, if changed since last report)

Item 2.02 Results of Operations and Financial Condition.

The following information is furnished pursuant to Item 2.02, "Results of Operations and Financial Condition."

On September 30, 2005, Games, Inc. issued a press release announcing results of operations for year ended June 30, 2005. A copy of that press release is attached as exhibit 99 to this report, and is included below.

Item 9.01 Financial Statements and Exhibits.

1.

Financial statements: None.

2.

Pro forma financial information: None.

3.

Exhibits:

99.1 Press release dated September 30, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

GAMES, INC.

/s/ Roger W. Ach, II

Roger W. Ach, II

President and Chief Executive Officer

Date: September 30, 2005

EX-99.1

September 30, 2005

GAMES, INC. ANNOUNCES FINANCIAL RESULTS FOR THE YEAR ENDED JUNE 30, 2005

CINCINNATI, OHIO – September 30, 2005-Games, Inc. (OTCBB “GMSI”) reports losses of $0.46 per share for the year ending June 30, 2005 with revenues of $386,469 compared to $ 0.17 per share and revenues of $462,378 for the same period in 2004.

“We look forward to Fiscal 2006 and the first states and provinces who will allow us to provide the public with Lottery Online access to their Lotteries,” said Roger Ach, Games , Inc. CEO. “Lottery Online is the fastest growing way in which the British access the UK Lottery, Camelot.”

Games , Inc. has chosen to take a one-time charge of $3,214,583 to the Deposit on Games.com deposit assets, as these assets were deemed impaired . These assets and the associated online licenses for Scrabble, Monopoly, Battleship and other titles were acquired from Atari, Atari Interactive and Hasbro , (“Atari”) in a $6.125 million transaction dated December 31, 2003 .   Games , Inc. has been involved in ongoing litigation with Atari over a number of contractual issues surrounding that transaction. Games , Inc. also recorded litigation expense of $3,124,191 and accrued interest of $478,356 relating to the Amended J udgment filed on June 20, 2005 by the United States District Court for the Southern District of New York . Games , Inc. original claims were the subject of a summary judgment awarded to Atari in U.S. District Court and the Company has currently has filed an Appeal with the Second Circuit Court of Appeals in New York. That Appeal and other filings are currently available on the Games , Inc. Website at www. g ames i nc.net.

Cincinnati, Ohio based Games, Inc. owns and operates a portfolio of online portals focused on the delivery of interactive entertainment and content to consumers. The Company features two community-focused online game sites as well as proprietary games for purchase-and-download, conventional online play, peer-to-peer and tournament game play. Games, Inc. also features a digital greetings site and a site and proprietary back-end system for the online facilitation and reporting of state and provincially-sponsored Lotteries. Revenues are largely driven by online advertising and subscriptions; however proprietary content delivery and decremented payment systems will enable software licensing to become a component of the revenue mix along side merchandise and lottery-driven commissions. For more information, please visit the Company's corporate website, www.gamesinc.net, or their portfolio sites, www.gameland.com, www.skillmoney.com, www.lottery.com and www.cards.com or contact Sue Craner at investorrelations@gamesinc.net.

CONTACT:

Sue Craner

Games, Inc.

425 Walnut Street

Cincinnati, OH

(513) 721-3900

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Games, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Games, Inc. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors. We undertake no obligation to update information in this release.

Games, Inc. and Subsidiary

Consolidated Statements of Operations

For the years ended June 30, 2005 and 2004

	2005	2004

Revenues	$ 386,469	$ 462,378
Cost of revenues	420,393	144,040

Gross (loss) profit	(33,924)	318,338

Operating expenses:
Selling, general and administrative expenses, including stock- based compensation of $619,180 and $342,969 in 2005 and 2004, respectively	2,609,543	3,403,484
Impairment loss on assets – see Note C	3,214,583	--
Litigation expense	3,124,191	--
Operating loss	(8,982,241)	(3,085,146)

Interest expense	(528,789)	(148,014)

Net loss	(9,511,030)	(3,233,160)

Series A convertible redeemable preferred stock deemed dividends	(2,152,100)	--
Dividends on Series A convertible redeemable preferred stock	(39,733)	--

Net loss attributable to common stockholders	$(11,702,863) =========	$(3,233,160) ========
Per Share Information:
Weighted average common stock outstanding -
basic and diluted	25,368,762 ========	19,040,128 ========
Net loss per common share – basic and diluted	$(0.46) ======	$(0.17) ======